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                                  EXHIBIT 6.10


                            SECOND AMENDMENT TO LEASE

         THIS SECOND AMENDMENT is made and entered into this 22nd Day of March, 1999, by and between East Broadway 5151 Limited Partnership, a Delaware limited partnership, hereinafter referred to as "Landlord" and NuPro Innovations Inc., a Delaware corporation, formerly Luba Veselinovic and Elke Veselinovic, Husband & Wife, dba, NuPro Innovations Inc., hereinafter referred to as "Tenant."

                                   WITNESSETH:

         WHEREAS, the parties hereto have entered into a Lease dated December 17, 1996 and that certain First Amendment to Lease dated April 17, 1998 (collectively, the "Lease") for those certain premises located at 5151 East Broadway Boulevard, Suite 730, City of Tucson, County of Pima, State of Arizona; and

         WHEREAS, the parties hereto desire to amend, modify or change certain portions of said Lease;

         NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties do hereby agree as follows:

         TERM: The lease term for the Premises shall be extended for twelve (12) months and shall commence April 1, 1999 and expire March 31, 2000 (the "Extension Term").

         BASE RENT:  The Base Rent for Extension term shall be as follows:

         April 1, 1999 - March 31, 2000     $19.00/RSF  $2,014.00 per month*

         * plus applicable rental taxes.

         PARKING: Tenant shall retain the use of two (2) reserved covered parking spaces, one (1) which shall be free for the Extension Term. The remaining space shall be at the prevailing market rate, currently $25.00 per month, plus tax.

         EXCEPT as herein modified by this Second Amendment, all the terms and conditions of said Lease shall continue in full force and effect and are hereby in all respects ratified and confirmed and shall apply to Tenant's occupancy of the Premises outlined in this Second Amendment.

         EXCEPT as otherwise provided in the Lease as hereby modified, the covenants, agreements, terms and conditions contained in this Second Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and respective permitted assigns. This Second Amendment may not be changed orally, but only by an agreement in writing executed by Landlord and Tenant.



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         IN WITNESS WHEREOF, the parties have executed this Second Amendment to
Lease as of the day and year first above written.

              "LANDLORD"                                   "TENANT"

East Broadway 5151 Limited Partnership, a      NuPro Inovations Inc., a Delaware
Delaware limited partnership                   corporation, formerly Luba
                                               Veselinovic and Elke Veselinovic,
                                               Husband & Wife, dba, NuPro
                                               Innovations Inc.

BY:                                           BY:
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TITLE:                                        TITLE:
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